EXHIBIT 11.1



                                                RJR NABISCO HOLDINGS CORP.
                                           COMPUTATION OF EARNINGS PER SHARE

                                    (Dollars in Millions Except Per Share Amounts)

                                                                            Three Months             Three Months
                                                                               Ended                    Ended
                                                                           March 31, 1994           March 31, 1993
                                                                        ----------------------    ---------------------
                                                                                      Fully                    Fully
                                                                         Primary   Diluted (A)    Primary   Diluted (A)
                                                                        ----------------------    ---------------------
Average number of common and common equivalent shares
  outstanding during the period (in thousands):
  Common Stock and Series A Depositary Shares issued and
    outstanding at beginning of period................................  1,348,011   1,348,011    1,344,649   1,344,649

  Average number of shares of common stock issued during the period (including shares of common stock issued during the period through the exercise of options and/or
    conversion of redeemable convertible preferred stock).............        464         464           34          34
  Average number of shares related to value of restricted stock
    earned during the period..........................................          -           -            -           -
  Average number of stock warrants and options outstanding during
    the period and shares issuable under performance shares granted...     16,993      16,993       13,540      13,540
  Shares issuable upon conversion of redeemable convertible
    preferred stock...................................................          -           -            -      11,203
  Shares issuable upon conversion of ESOP convertible preferred
    stock.............................................................          -      15,560            -      15,625
  Shares issuable upon conversion of senior converting debentures.....          -           -            -      16,553
                                                                       ----------  ----------   ----------  ----------
  Average number of common and common equivalent shares
    outstanding during the period.....................................  1,365,468   1,381,028    1,358,223   1,401,604
                                                                       ==========  ==========   ==========  ==========

Income (loss) applicable to common stock:
  Income before extraordinary item.................................... $      194  $      194   $      210  $      210
  Interest on senior converting debentures (net of income taxes)......          -           -            -          13
  Preferred stock dividends...........................................        (33)        (29)          (6)          -
  Income tax benefit on ESOP preferred stock dividends................          -           -            -           -
                                                                       ----------  ----------   ----------  ----------
  Income before extraordinary item applicable to common stock.........        161         165          204         223
  Extraordinary item..................................................          1           1          (47)        (47)
                                                                       ----------  ----------   ----------  ----------
  Net income applicable to common stock............................... $      162  $      166   $      157  $      176
                                                                       ==========  ==========   ==========  ==========

Income (loss) per common and common equivalent share:
  Income before extraordinary item.................................... $     0.12  $     0.12   $     0.15  $     0.16
  Extraordinary item..................................................          -           -        (0.03)      (0.03)
                                                                       ----------  ----------   ----------  ----------
  Net income.......................................................... $     0.12  $     0.12   $     0.12  $     0.13
                                                                       ==========  ==========   ==========  ==========

(A) For purposes of this Exhibit, the calculations of fully diluted earnings per share include common stock equivalents and other potentially dilutive securities that produce an anti-dilutive result.
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